DON 1-2 Claims

SUMMARY GEOLOGY REPORT

DON CLAIMS

Lillooet Mining Division

N.T.S. Mapsheets 92J/10W, 11E

Centred Approximately

50°36’00” N Latitude

123° 05’ 00” W Longitude

Owner:

Hurley Exploration Inc.

Suite #1200

1600 Golf Road

Rolling Meadows, Illinois

USA

60008

Author:

John A. Nicholson

April, 2005

Table of Contents

Table of Contents	ii
List of Figures	iii
Summary

Chapter 1: Introduction
1.1 Introduction	1
1.1a Disclaimer	1
1.2 Location and Access	2
1.3 Claim Description	4
1.4 Physiography	6
1.5 Regional Geology	7

Chapter 2: Property Geology	9
2.1 Summary	9
2.2 Lithology Descriptions	9
2.3 Mineralization	12

Chapter 3: Geochemical Programme	14
3.1 Discussion of Previous Geochemical Results, DON Claims	14

Chapter 4: Conclusions and Recommendations	17
4.1 DON Group	17

Budget	18
Phase 1	18
Phase II	18

References	19
Statement of Qualifications	20
Appendix 1: Claim Information	22

DON 1–2 Claims	ii

List of Figures

Figure 1: Location Map	3
Figure 2: Claim Map	5
Figure 3: Regional Geology Map	8
Figure 4: Geological Areas of Interest	15

DON 1–2 Claims	iii

Summary

Mineralization on the DON 1-2 mineral claims is dominated by intense shear-controlled pyritization of rhyolitic-andesitic volcanic and volcaniclastic units hosted as roof pendants within granodiorite intrusives. Previous geochemical anomalies obtained on a regional scale appear to be a result of sporadic sulphide mineralization within altered volcanics and along quartz veins within the intrusive. The best potential for economic mineralization exists as massive sulphides within the rhyolitic units encountered on the DON 1 and 2 claims. Field work should be concentrated on these claims.

DON 1–2 Claims	iv

Chapter 1: Introduction

1.1	Introduction

The DON group of mineral claims comprises 655.996 hectares staked to cover heavily pyritized volcanic and volcaniclastic roof pendants within granodiorite to diorite intrusive bodies. Preliminary work during 1983 on the claims defined two gossanous zones with which were associated interesting geochemical values. During the 1984 season, detailed geology was carried out over gossan #2, reconnaissance geology was conducted along major ridges and valleys of all claims, and regional silt samples were collected.

On the east site of the DON claims is an area underlain by mafic to felsic pyritic volcaniclastics which may be host to volcanogenic massive sulphides. Regional silt sampling during 1983 defined several significant Au-Cu-Pb-Zn anomalies originating from the volcanics. Preliminary follow-up in 1984 consisted of geological prospecting and reconnaissance soil lines over the length of the claims.

The current Don 1-2 claims cover the identified anomalous zones and further work is recommended to follow these up.

1.1a	Disclaimer

This report was prepared at the request of Chet Kurzowski, President of Hurley Exploration Inc. and the focus was to make recommendations to advance the mineral potential of the DON 1, 2 mineral claims. To prepare this report, the author reviewed all pertinent and available government and technical papers and previously released assessment reports. Based on these and the author’s personal knowledge of the area formed the opinions contained herein.

DON 1–2 Claims	1

1.2	Location and Access

Situated approximately 34.3 kilometres from the Pemberton townsite on a bearing of 330 degrees, the DON claims are accessible along their eastern boundary via the Pemberton-Bralorne gravel road over Railroad Pass (Figures 1 & 2). Due to the steep, rugged terrain, field work is best accomplished utilizing a helicopter, either directly flying from Pemberton (approximately 30 minutes return), or via set-outs from a camp on the claims themselves. The eastern third of the claims are accessible by road.

Traverses on the DON claims range from relatively easy along the valley floors to extremely difficult along the upper ridges and valley walls. Many areas are inaccessible. Good climbing skills are necessary for field crews.

Air photograph coverage of the claims is excellent and provides the most accurate method of orientation. The flight lines and air photographs which cover the DON claims are:

a)	Flight line BC-81905, photographs 070-075, 082-088, at a scale of 1:20 000.

DON 1–2 Claims	2

YUKON
ALASKA
N
BRITISH
COLUMBIA
Fort St.John
Dawson Creek
ALBERTA
Stewart
Prince Rupert
Terrace
Kitimat
Smithers
Houston
Prince George
QUEEN
CHARLOTTE
ISLANDS
PROPERTY LOCATION
Quesnel
Williams Lake
PACIFIC
OCEAN
Golden
Revelstoke
Kamloops
Vernon
Nakusp
Merritt
Kelowna
Cranbrook
VANCOUVER
ISLAND
VANCOUVER
Hope
Princeton
VICTORIA
UNITED STATES
HURLEY EXPLORATION INC.
DON CLAIMS
LOCATION MAP
Kilometres
0 50
DRAWN BY:
DATE: April, 2005
SCALE: AS SHOWN
FIGURE NO. 1

Figure 1: Location Map

DON 1–2 Claims	3

1.3	Claim Description

The following claims comprise the DON mineral claim group:

Name	Record Number	Units	Anniversary Date
DON 1	510119	245.958	April 3, 2006
DON 2	510123	410.038	April 3, 2006

A total of 655.996 hectares make up the DON group.

For assessment purposes in British Columbia, assessment work of $4.00 per hectare per year is applicable for years 1 through 3, increasing thereafter to $8.00 per hectare. In addition, filing fees of $0.40 per hectare are due in years 1-3 rising to $0.80 thereafter.

DON 1–2 Claims	4

492000E
497000E
N
Hurley
River
5610000N
5605000N
DON 1
510119
DON 2
510123
Cr.
Donelly
Metres
0 500 1000 1500 2000
HURLEY EXPLORATION INC.
DON CLAIMS
NTS: 92J/10W,11E
CLAIM MAP
DATE: April, 2005
FIGURE: 2

Figure 2: Claim Map

DON 1–2 Claims	5

1.4	Physiography

The DON claim group covers an extremely mountainous area characterized by numerous glaciers, well-defined U-shaped valleys, steep valley walls and ridges, hanging valleys, cirques and remnant snow and ice which covers approximately 30% of the claims. The Hurley Pass road marks the eastern boundary; Mount Sampson the west. Elevation varies from 1250 m (4100’) to 2391 m (7845’), with slopes varying from 10-90 degrees. The average slope of the valley walls and cirques would approximate 30-90 degrees. Outcrop exposure is approximately 60%.

Drainage of the property is both to the north and south. The major system to the north is Donelly creek which flows into the Hurley River. Drainage south is affected by Railroad Creek which flows into the Hurley River. Drainage south is affected by Railroad Creek and several unnamed streams flowing into the Lillooet River approximately 1.5 km west of Pemberton. Streams tend to be of moderate to high velocity and although major streams are laden with rock flour, the small tributaries are surprisingly clear. Stream sediments are well developed and readily attainable.

Vegetation on the upper 70-80% of the property is spartan at best, consisting of small flowers, grasses, willows and clumps of dwarfed juniper and pine. Areas below approximately 1676 m (5500’) are covered with various grasses, bushes and trees, the distribution of which is highly sporadic. Access in the treed areas is generally good especially along the valley walls. Vegetated valley floors tend to be swampy.

Soil development is excellent in the heavily vegetated main valley of Donelly Creek with distinct, thick ‘A’ and ‘B’ horizon development. However, over the vast majority of the claim, ‘soils’ are restricted to talus fines and weathered bedrock. Although highly fragmental, the source of these ‘soils’ in the upper regions should be of local derivation and hence provide an accurate measurement of bedrock geochemistry.

DON 1–2 Claims	6

1.5	Regional Geology

(Figure 3) (From Open File 482, 1977)

The area covered by the DON claims is underlain by Upper Triassic Cadwallader Group lying as NW-SE trending linear roof pendants within quartz diorite to granodiorite intrusives of probably Jurassic age. The Cadwallader Group is dominated by andesitic breccia, tuff, flows and greenstone with lesser slate, argillite, phyllite, conglomerate, limestone, rhyolitic breccia and flows. Major faults, major lithological units, and strong topographical features conform to the regional NW-SE trend. In the vicinity of Donelly Pass, Tertiary dykes (quartz monzonite, dacite) have intruded both the Jurassic intrusives and the Triassic volcanic/sedimentary package.

To the north and south of the DON claims, the regional geology is dominated by quartz monzonite quartz diorite and granodiorite which have incorporated, or are overlain by, a variety of volcanic/sedimentary units.

MIOCENE
17	Andesitic to basaltic flows and breccia, minor dacite.
LOWER CRETACEOUS

11	Gambier Group: Andesitic to dacitic tuff, breccia, agglomerate; andesitic, argillite, conglomerate, lesser marble, greenstone, and phyllite.

UPPER TRIASSIC

6	Hurley Formation: Thin bedded argillite, phyllite, limestone, tuff, conglomerate, andesite, minor chert.

PALEOZOIC (?)

2	Metasedimentary rocks, mainly micaceous quartzite, biotite hornblende schist; minor garnet and staurolite schist.

DON 1–2 Claims	7

HURLEY PROPERTY
bk70
bk70
mk70
wk20
bk78
hk73
wk17
LEGEND
STRATIFIED AND HIGH-LEVEL PLUTONIC ROCKS
PLEISTOCENE AND RECENT
22 Unconsolidated alluvial, fluvial, and glacial deposits
MIOCENE
18 Basalt flows; minor dacite
MIOCENE(?) AND OLDER(?)
17 Andesitic to basaltic flows and breccia, minor dacite; 17a,basalt flows with interbedded conglomerate and siltstone
LOWER CRETACEOUS
11 GAMBIER GROUP: Andesitic to dacitic tuff,breccia, agglomerate; andesite,argillite,conglomerate, lesser marble,greenstone,and phyllite
UPPER TRIASSIC
7 CADWALLADER GROUP (undivided; includes Hurley, Pioneer and Noel strata,may include older and younger rocks): andesitic breccia,tuff,and flows,greenstone;lesser slate, argillite,phyllite,conglomerate,limestone,rhyolitic breccia and flows
6 HURLEY FORMATION: Thin-bedded argillite,phyllite, limestone,tuff,conglomerate,andesite,minor chert
5 PIONEER FORMATION: Greenstone,andesitic to basaltic flows and pyroclastics; 5a, BRALORNE INSTRUSIONS (in part): augite diorite,gabbro,greenstone(intrusive and dioritized equivalents of 5)
4 NOEL FORMATION: Thin-bedded argillite,chert, conglomerate and greenstone
PALEOZOIC(?)
2 Metasedimentary rocks,mainly micaceous quartzite, biotite/hornblende schist; minor garnet and staurolite schist; 2a, hornblende-biotite-garnet schist,amphibolite, quartz diorite,garnet-cordierite gneiss,and migmatite
PLUTONIC ROCKS
(mostly of unknown age)
gd Granodiorite
qd Quartz diorite
MAP SYMBOLS
Geological boundary: defined
approximate
assumed
Bedding: horizontal
inclined
vertical
Foliation,schistosity: inclined
vertical
absent
Fault approximate
assumed
Fossil locality:
Radiometric ages
Age in millions of years
System: k=potassium-argon, u=uranium-lead
Minerals: b=biotite, h=hornblende, m=muscovite, w=whole rock, z=zircon
Laboratory: (u)=U.B.C. All others are G.S.C.
Kilometres
0
5
10
HURLEY EXPLORATION INC.
DON CLAIMS
NTS: 92J/10W, 11E
REGIONAL GEOLOGY MAP
DATE: April, 2005
FIGURE: 3

Figure 3: Regional Geology Map

DON 1–2 Claims	8

Chapter 2: Property Geology

2.1	Summary

Dominant units on the DON claims consist of altered andesites (chloritized) and dacitic lapilli tuff roof pendants hosted within medium to coarse-grained granodiorite and diorite intrusives. Aplite and mafic dykes plus numerous narrow quartz veins dissect both the intrusive and volcanic units.

Gossanous zones within the volcanics are a result of pyrite rich shear structures with up to 20% very fine to coarse grained pyrite. Intense acid leaching produces areas bleached yellow-white composed of a quartz-relict skeleton and pyrite. Shear zones vary in width from <1 to 30 m with a dominant orientation of S-110-140°, D-60-90°N. Chalcopyrite occurs in quartz veins and altered volcanics while rhodonite is commonly associated with the quartz veins.

2.2	Lithology Descriptions
	a)	Granodiorite (Unit 1)

The granodiorite is a variable unit that on the average is medium grained, salt and pepper coloured weathering light to medium shades of green, grey and brown with a composition approximating 30-40% sub-euhedral hornblende, 30-40% an-subhedral feldspar and 10-30% anhedral quartz with accessories of magnetite and biotite.

Along the contact with the overlying volcanics, the granodiorite is fine-grained, intensely sheared, fractured and contains numerous andesitic xenoliths. Aplite, andesite, quartz and epidote dykes, veins and veinlets are prevalent. With increasing distance from the contact, grain size increases and crystals attain euhedral geometry. Felsic/mafic separation, flow banding and phase variations from granite to diorite are observed.

Alteration is prevalent with approximately 90% of the hornblende altered whole or in part to very fine-fine grained chlorite. The volcanic xenoliths tend to be totally chloritized.

DON 1–2 Claims	9

Epidote is also common and, although it may occur pervasively, tends to be restricted to veins and veinlets often associated with anhedral smokey or milk quartz. The degree of alteration increases toward the contact zone.

Diorite comprises the major phase variation of the granodiorite intrusive. Dark green-black, mottled white weathering same, grey, green, brown and beige, the diorite is medium to coarse grained and composed of 50-70% sub-euhedral hornblende, 30-40% quartz and feldspar with up to 5% magnetite. Flow banding is prevalent and the unit is often cut by quartz rich pods, veins and veinlets. Contacts with host granodiorite tend to be gradational.

b)	Metamorphosed Andesite (Feldspar Porphyry) (Unit 2)

Intense, pervasive chlorite alteration has masked the vast majority of the original crystal and structural features. In weakly altered areas the andesite is fine to medium grained, in part porphyritic with plagioclase feldspar ( quartz phenocrysts to 4 mm (10-40%), and coloured light to medium grey weathering same plus green, brown and pale cream. The phenocrysts tend to be an-subhedral and are best observed on weathering surfaces where they sand out from the matrix.

The majority of the andesite encountered is light to dark green black in colour (weathered same), as a result of the massive fine grained chlorite in the matrix. Dark green mottling evident on weathering and fracture surfaces is due to very fine grained chlorite clots 6-8 mm in size. Quartz and epidote, pervasively and along microfractures, occur as very fine crystals throughout the matrix giving the unit a hardness greater than appearance would dictate.

Textural variations are numerous but tend to be very local in occurrence; schistosity, gneissosity, massive chloritic andesite brecciation, well-defined porphyry and “skarn.” Perhaps the most interesting occurs along a contact zone whereby the metamorphosed andesite has been brecciated by an anostomosing stockwork of granodiorite veins.

DON 1–2 Claims	10

Magnetite is a common accessory mineral and may attain grades up to 10% in highly altered “skarnified” zones of andesite. These areas tend to be poddy and sporadic. Generally the magnetite represents less than 1% of the rock.

c)	Lapilli-Tuff (Unit 4)
Overlying and intruded by the granodiorite, the lapilli-tuff forms a distinctive unit.

Matrix: Light to dark green, grey-green, medium green weathers light olive green, light green, beige and minor grey. Stained variably rusty brown. Probably of andesitic composition however, intense silicification and chloritization has masked original mineralogy.

Clasts: Multi-variate, angular to subrounded fragments of andesite to rhyolite composition, averaging 1 to 20 mm in size but attain lengths greater than 4 cm. various shades of greens, grey, brown all weathering lighter. Often highly siliceous/chloritic which masks original composition. Most distinctive fragments are smokey blue-grey quartz crystals, angular to sub-rounded and generally 1-3 mm in size. Fine grained pyrite (1-3%) occurs throughout, but especially in the more siliceous class. In part clasts are stretched and show a parallel orientation.

Shearing of the lapilli-tuff is variable and often intense. These zones are distinctive due to bright red-brown Fe-staining, strong yellow-white leaching pattern along the shear structures, dramatic increase in pyrite content (to 30%), and an increase in epidote, chlorite and silica alteration. Stockwork of quartz-pyrite veinlets ( epidote often associated. Shears are generally parallel to sub-parallel and when abundant give rock a foliated texture.

As illustrated in Figure 3, the granodiorite is the dominant lithology south of the DON claims. The volcanic and volcaniclastics form a broad NW-SE package that sweeps through the DON claims to end in the Donelly Creek Valley. For the most part the volcanics are topographically high, occupying upper ridges and are considered to be relatively thin (less than 200 m). The southern boundary of the volcanics is well defined however, their extension to the north is still open.

DON 1–2 Claims	11

Within the volcanic belt itself, there is a strong separation between the andesite and the lapilli-tuff. The andesite appears to be stratigraphically (and topographically lower) than the lapilli-tuff which comes into prominence along the central boundary and extends to the north. There probably exists a gradational contact between the two units although it was not encountered. Andesitic clasts (porphyritic in part), within the lapilli-tuff relates the two units to a common volcanic cycle.

2.3	Mineralization

The intensely gossanous zones readily observed on the claims are due to a preponderance of shear controlled pyritization. The pyrite occurs as disseminated to coarse grained an-euhedral crystals, as crystal aggregates, pods, coatings and individually along fractures, shears and within the host matrix. Strong gossans are related to well-developed, massively pyritized shears (usually less than 1 m wide), which generally have a preferred orientation of: strike 110-140°, dip 60-89° N. The shears are best developed in the andesite and lapilli-tuff but also commonly occur in the granodiorite where they tend to be wider and form strong topographic features. Intense acid leaching along the pyretic shears produces a boxwork of quartz and pyrite supporting a residual yellow-white powder; the remnants of other minerals. Host rocks adjacent the shears are generally stained deep rusty brown.

Pyrite concentration within the volcanics and volcaniclastics is usually from 2-20% (excluding shears). Occurring within the matrix and along micro-fractures, the pyrite tends to be finer grained in contrast to coarser material along the shears. In the lapilli-tuff, the pyrite can be found in both the clasts and matrix. The overall pyrite concentration in the granodiorite is less than 5%, generally fine grained and tends to be evenly distributed, often associated with mafic minerals.

Chalcopyrite, with associated malachite, occurs as very fine to fine grained crystals and coatings usually associated with quartz rich veins, veinlets and mafic dykes cutting both the

DON 1–2 Claims	12

granodiorite and andesite. It also occurs with magnetite in poddy, skarnified andesite close to the granodiorite contact but concentrations reach 1% at best. Overall, the copper occurrences, are poddy, widely spaced, small and of very low grade. However, they are of sufficient number and grade to produce the geochemical anomalies in the stream sediments and soils.

Magnetite occurs as a fine grained accessory mineral within the granodiorite, fine to medium grained sub-euhedral crystals to 5% in diorite and quartz rich veins, and variably pervasive throughout the andesite as very fine to fine grained anhedral crystals. Chalcopyrite generally has magnetite associated with it however, the converse does not apply.

Rhodonite is found as very fine grained, light pink anhedral crystals along quartz veins and aplite dykes predominantly within granodiorite. The manganese anomalies obtained in the regional silt samples are derived from these showings.

The intense chemical alteration (chlorite, epidote, silica), mechanical shearing, and pyritization of the volcanic pendant is considered to be a function of the underlying intrusive. Remobilisation of the pyrite from the volcanic pile with subsequent deposition along zones of weakness (shears, micro-fractures), undoubtedly created the strongly gossanous zones. Chalcopyrite mineralization probably formed the same way, however, a low initial copper content prohibited deposition on the scale observed by the pyrite.

DON 1–2 Claims	13

Chapter 3: Geochemical Programme

3.1	Discussion of Previous Geochemical Results, DON Claims

From previous work, the most interesting geochemistry occurs in the glacial valley traversing northeast along the DON 2 claim. A strongly gossanous metamorphosed andesite appears to be the source of several silt/soil copper anomalies which peaked at 580 ppm. The area outlined extends for 1.2 km along the valley (Figure 4-a). Chalcopyrite occurring in “skarnified” andesite and associated with magnetite was observed in widely spaced, sporadic “showings.” Grades were always less than 1% but still of sufficient quantity to explain the geochemistry.

The traverse route along which these anomalies were obtained runs along the valley wall/lateral moraine interface. As illustrated on Figure 4-b, a large volume of gossanous andesite occurs stratigraphically and topographically higher than the traverse line. Since the sequence appears to be quite thick (400 m elevation), two field days should be utilized to outline the geology in this area. Within this gap, the contact between the andesite and the overlying lapilli-tuff should exist. This contact may be significant for exhalative mineralization.

DON 1–2 Claims	14

N
492000E
497000E
Hurley
River
5610000N
5605000N
b) GOSSANOUS MINERALIZED OUTCROP
a) GEOCHEMISTRY ANOMALY
Cr.
Donelly
Metres
0 500 1000 1500 2000
HURLEY EXPLORATION INC.
DON CLAIMS
NTS: 92J/10W,11E
GEOLOGICAL AREAS OF INTEREST
DATE: April, 2005
FIGURE: 4

Figure 4: Geological Areas of Interest

DON 1–2 Claims	15

To the northwest, pyritic lapilli-tuff is in direct contact with the granodiorite. Regional soils collected along this zone contained values reaching 290 ppm Cu and 33 ppm Mo. The source of these anomalies is considered to e sporadic, weakly mineralised quartz veins and altered volcaniclastic along the contact. These anomalies are not considered significant.

Regional sampling to the north on the DON claim (Figure 4b) suggests further work is warranted in the vicinity of a gossanous lapilli-tuff ridge from which a previous operator soil sample containing 400 ppm Cu, 42 ppm Pb, 10 ppm Mo and 160 ppm As was collected. The sample reportedly was collected during a quick helicopter stop which precluded any significant geological mapping.

DON 1–2 Claims	16

Chapter 4: Conclusions and Recommendations

4.1	DON Group

Roof pendants composed of altered andesites and lapilli-tuff (dacitic) with minor quartz eye rhyolite are contained within medium to coarse-grained granodiorite intrusives. Minor Aplite, mafic and quartz rich dykes, veins and veinlets cut all units. Chlorite ( epidote alteration is prevalent in both the volcanics and intrusive units.

The gossanous pendants are a function of shear controlled pyretic mineralization. Fine to medium grained pyrite may form up to 20% of the “gossan” with massive pyrite occurring along the shears themselves. Shears are normally less than 1 m wide but may attain widths of 30 m. The preferred orientation is strike, 110-140°, dip 60-89° N. Acid leaching along shear zones creates distinct bright white-yellow coloured intervals of boxwork quartz and pyrite with other components reduced to a fine powder.

Copper and manganese anomalies originally defined in the regional silt and pan samples are due to chalcopyrite and rhodonite mineralization within narrow (less than 1 m), quartz veins in the granodiorite and from highly altered volcanics. Grades are less than 1.0%, mineralization is restricted and sporadic, and magnetite is generally associated. Although not confirmed, the gold anomalies are probably a result of these or similar quartz rich veins.

Two areas remain that warrant further field work; the gossanous, copper bearing andesite along the DON 2 drainage and the lapilli-tuff unit north of the drainage along the ridge between the DON 1 and 2 claims. Geological mapping and sampling over 4-5 field days should be sufficient to determine the potential of these areas. Success contingent, this would be followed up by ground geophysics to extend any zones of mineralization.

DON 1–2 Claims	17

Budget

Phase 1

Phase II

DON 1–2 Claims	18

References

Stewart, Craig. (1984). DON 1-6 Claim Report #2, Report on Geology and Geochemistry for Assessment Purposes, for Noranda Exploration Company, Limited (N.P.L.), A.R. 13004.

Cairnes, C.E. (1925): Pemberton Area, Lillooet District, British Columbia; in Summary Report 1924, Part A, Geological Survey of Canada, pages 70-99.

Franklin, J.M. (1995): Geology of Canada, No. 8, Geology of Canadian Mineral Deposit Types, DNAG, 158-183; Volcanic-associated Massive Sulphide Base Metals.

Huston, D.L., Large, R.R. (1989): Ore Geology Reviews, 4 (1989) 171-200; A Chemical Model for the Concentration of Gold in Volcanogenic Massive Sulphide Deposits.

Journeay, J.M. (1990): Structural and Tectonic Framework of the Southern Coast Belt: A Progress Report; in Current Research, Part E, Geological Survey of Canada, Paper 90-1E, pages 197-204.

Ohmoto, H. (1996): Ore Geology Reviews 10 (1996) 135-177; Formation of Volcanogenic Massive Sulfide Deposits: The Kuroko Perspective

Payne, J.G., Bratt, J.A., Stone, B.C. (1980): Economic Geology, Vol. 75, No. 5 700-721; Deformed Mesozoic Volcanogenic Cu-Zn Sulfide Deposits in the Britannia District, British Columbia

Riddell, J.M. (1991): Stratigraphy of Mesozoic rocks east of Pemberton, B.C. and the setting of the mineral showings (92J/2, 7, 10), B.C. Ministry of Energy, Mines and Petroleum Resources, Geological Fieldwork 1990, Paper 1991-1, pages 57-64.

Roddick, J.A. (1965): GSC Memoir 335; The Geology of the Vancouver North, Coquitlam and Pitt Lake Map-Areas.

Roddick, J.A., Woodsworth, G.J. (1975). Coast Mountains Project: Pemberton (92J West Half) Map Area, B.C., Geol. Surv. Can. Paper 75-1, Part A.

Roddick, J.A., Woodworth, G.J. (1979): GSC Open File 611; Geology of Vancouver West Half and Mainland Part of Alberni, B.C.

Schroeter, T.G., et. al. (1989): Open File 2000-2; Geological Survey Branch, British Columbia: Gold Production, Resources and Total Inventories in British Columbia (1858-1998).

Sinclair, A.J. (1980): EMPR Fieldwork 1980, Paper 1981-1, 165-178; Interpretation of Lead Isotope Data, Southern Coast Mountains.

Woodsworth, G.J. (1977): Pemberton (92J) Map Area, British Columbia; Geological Survey of Canada, Open File 482.

DON 1–2 Claims	19

Statement of Qualifications

I, John A. Nicholson, of 310-675 West Hastings St, Vancouver, BC hereby certify that:

1.	I am a graduate of the University of British Columbia with a BSc. (1985) in Geology (Honours) and have practiced my profession continuously since graduation.
2.

I have practiced my profession as a geologist in the private sector in Eastern and Western Canada, in parts of the United States and throughout Latin and South America reporting on and managing several projects in mineral exploration and mineral development.

3.	I am a registered member of the Association of Professional Engineers and Geoscientists of British Columbia since 1992 with membership number #19933.
4.

I am a qualified person for the purposes of National Policy Instrument 43-101. With regards to the following report I have personally supervised and managed exploration programs directed at a number of base and precious metal targets in North and South America.

5.	I have done mineral property evaluations in the area since 1985. I have driven through the claim area. I am familiar with the area.
6.

I have prepared the report based on information and property assessment reports both in the public and private domain. All information is referenced and is deemed reliable and does not require independent verification.

7.	Currently, I am unaware of any material fact and/or material change with respect to the subject matter of the forgoing report which would make the report misleading.
8.	I am not currently, nor am I under agreement, arrangement or understanding or expect to become an insider, associate, affiliate or employee of Hurley Exploration Inc.

DON 1–2 Claims	20

9.

I do not own, directly or indirectly, nor am I under and agreement, arrangement or understanding or expect to acquire any securities of Hurley Exploration Inc. I hold no interest, directly or indirectly, in the mineral properties that are the subject of this report or in any adjacent mineral properties in the area.

10.

I hereby grant Hurley Exploration Inc. permission to utilize this report for normal corporate purposes. It may be used in whole or in part so long as any abbreviations do not change the context of the report or mislead the reader.

Dated at Vancouver, BC, this ______ day of April, 2005.

John A. Nicholson, P.Geo

DON 1–2 Claims	21

Appendix 1: Claim Information

Mineral Titles Online Viewer

Tenure Detail

Tenure Number ID	510119 View Tenure
Termination Type
Title Type	MCX
Tenure Sub Type	C
Tenure Type	M
Mining Division
Good To Date	2006/APR/03
Issue Date	2005/APR/03
Termination Comments
Termination Date
Tag Number
Claim Name	DON 1
Old Tenure Code
Area In Hectares	245.958

Map Numbers:
092J
Owners:
124748	RICHARD STUART SIMPSON	100.0%
Agents:
124748	RICHARD STUART SIMPSON	CEXT (4025031)

DON 1–2 Claims	22

Mineral Titles Online Viewer

Tenure Detail

Tenure Number ID	510123 View Tenure
Termination Type
Title Type	MCX
Tenure Sub Type	C
Tenure Type	M
Mining Division
Good To Date	2006/APR/03
Issue Date	2005/APR/03
Termination Comments
Termination Date
Tag Number
Claim Name	DON 2
Old Tenure Code
Area In Hectares	410.038

Map Numbers:
092J
Owners:
124748	RICHARD STUART SIMPSON	100.0%
Agents:
124748	RICHARD STUART SIMPSON	CEXT (4025036)

DON 1–2 Claims	23